Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-192988 and 333-258227) of PPG Industries, Inc. of our report dated June 20, 2023 relating to the financial statements and supplemental schedule of the PPG Industries Employee Savings Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 20, 2023